Exhibit 5.1

SUITE 300, 204 BLACK STREET WHITEHORSE, YUKON Y1A 2M9 TELEPHONE: 867-668-5252 FAX: 867-668-5251 E-MAIL: lackowicz.hoffman@yukonlaw.com

Reply Attention To: Paul W. Lackowicz

DIRECT E-MAIL:plackowicz@yukonlaw.com

Our File No: 39609

March 12, 2018

Ultra Petroleum Corp.

400 North Sam Houston Parkway East

Suite 1200

Houston, Texas 77060

USA

Dear Sirs/Mesdames:

 Re: Ultra Petroleum Corp. / Registration Statement on Form S-3

We act as Yukon counsel to Ultra Petroleum Corp. (the “Corporation”). We have been asked by the Corporation to render an opinion in connection with the Corporation’s preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration by the Corporation of an aggregate of 59,340,456 of the Corporation’s common shares, no par value (the “Shares”), for sale by the selling shareholders listed in the Registration Statement (the “Selling Shareholders”).

Scope of Review

For the purposes of our opinion, we have reviewed an electronic copy of the Registration Statement.

We have also examined originals or copies, certified or identified to our satisfaction, of the articles of incorporation and by-laws of the Corporation. In rendering the opinions herein, we have relied upon our examination of the foregoing documents, and we have made such further or other examinations of documents and questions of law as we have deemed necessary for the purposes of this opinion.

Assumptions

In rendering this opinion, we have assumed:

1.	The genuineness of all signatures;

2.	The authenticity and completeness of all documents submitted to us as originals;

3.	The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, pdf copies or electronic transmissions, and the authenticity of the originals where certified copies, pdf copies or electronic transmissions have been submitted or received;

4.	The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such;

5.	The Selling Shareholders received their respective Shares pursuant to the provisions of the Order Confirming the Second Amended Joint Chapter 11 Plan of Reorganization of the Chapter 11 Debtors, including Ultra Petroleum Corp., made pursuant to chapter 11 of title 11 of the United States Code granted March 14, 2017, attached as Schedule “B” to the Order of Mr. Justice L.F.Gower granted on March 16, 2017 in the Supreme Court of Yukon pursuant to the Companies’ Creditors Arrangement Act (Canada); and

6.	The Selling Shareholders are the beneficial owners of the Shares, as listed in the Registration Statement.

Practice Restriction

We are solicitors qualified to carry on the practice of law in Yukon only and we express no opinion as to any laws or matters governed by the laws of a jurisdiction other than Yukon and the federal laws of Canada applicable therein in effect as at the date of this opinion.

Opinion

Based and relying upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and are non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and the reference to Lackowicz & Hoffman in the Registration Statement. In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours very truly,

/s/ LACKOWICZ & HOFFMAN